Encision Reports Second Quarter Fiscal Year 2014 Results

BOULDER, Colo., Nov. 5, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that prevents stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2014 second quarter ended September 30, 2013.

The Company posted quarterly revenue of $2.645 million for a quarterly net loss of $50 thousand, or $(0.01) per share. These results compare to revenue of $2.874 million for a net loss of $265 thousand, or $(0.03) per share, in the year-ago quarter. Gross margin on revenue was 53 percent compared to 56 percent in the year-ago quarter. The decrease in gross margin from the year-ago quarter was the result of higher scrap costs from the manufacture of our recently introduced products and the increase in overhead costs per unit of product due to decreased product revenue. Interest and other expense, net, included $59 thousand for the medical device excise tax that started January 1, 2013.

The Company posted six months product revenue of $5.208 million and six months service revenue of $119 thousand for a six months net loss of $361 thousand, or $(0.04) per share. These results compare to product revenue of $5.611 million and service revenue of $364 thousand for a net loss of $254 thousand, or $(0.03) per share, in the year-ago six months. Gross margin was 53.8 percent compared to 56.3 percent in the year-ago six months. The six months ended September 30, 2013 includes an error correction for $71 thousand of additional expense to cost of revenue that related to the quarter ended June 30, 2013. Interest and other expense, net, included $120 thousand for the six months for the medical device excise tax that started January 1, 2013.

"Product revenue for our second quarter of fiscal year 2014 declined one percent sequentially from our first quarter and declined eight percent versus last year's second quarter," said Patrick Pace M.D., Executive Chairman. "In April and May, we made material expense reductions across all departments within our Company in order to align expenses with revenues, resulting in a $491 thousand decrease in operating expenses in our second quarter versus the year ago quarter. Those expense reductions contributed to reducing our net loss from last year's second quarter."

"We have had a great start to our search for a CEO. We will provide additional updates when appropriate. Additionally, we remain on track to introduce our AEM simplification product by mid-2014. Our next milestone is an FDA 510k filing, which we expect to complete by December 31, in line with prior guidance. Procedure volumes that included AEM in the second quarter were 26,000 versus 28,000 in last year's second quarter."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended September 31, 2013 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	September 30, 2013	March 31, 2013
ASSETS
Cash and cash equivalents	$ 51	$ 126
Accounts receivable, net	1,031	986
Inventories, net	2,791	2,929
Prepaid expenses	133	66
Total current assets	4,006	4,107
Equipment, net	1,699	1,629
Patents, net	254	238
Other assets	12	9
Total assets	$ 5,971	$ 5,983
LIABILITIES AND SHAREHOLDERS' EQUITY
Line of credit	$ 534	$ ––
Accounts payable	612	824
Accrued compensation	233	319
Other accrued liabilities	379	446
Lease payable – short term	63	––
Total current liabilities	1,821	1,589
Lease payable – long term	89	––
Total liabilities	1,910	1,589
Common stock and additional paid-in capital	21,598	21,570
Accumulated (deficit)	(17,537)	(17,176)
Total shareholders' equity	4,061	4,394
Total liabilities and shareholders' equity	$ 5,971	$ 5,983

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net revenue:
Product	$ 2,589	$ 2,806	$5,208	$5,611
Service	56	68	119	364
Total revenue	2,645	2,874	5,327	5,975
Cost of revenue:
Product	1,216	1,202	2,390	2,406
Service	22	60	72	208
Total cost of revenue	1,238	1,262	2,462	2,614
Gross profit	1,407	1,612	2,865	3,361
Operating expenses:
Sales and marketing	714	945	1,665	1,812
General and administrative	355	452	708	980
Research and development	315	478	704	820
Total operating expenses	1,384	1,875	3,077	3,612
Operating income (loss)	23	(263)	(212)	(252)
Interest and other expense, net	(73)	(2)	(149)	(2)
Loss before provision for income taxes	(50)	(265)	(361)	(254)
Provision for income taxes	––	––	––	––
Net loss	$ (50)	$ (265)	$ (361)	$ (254)
Net loss per share—basic and diluted	$ (0.01)	$ (0.03)	$ (0.04)	$ (0.03)
Basic and diluted weighted average number of shares	8,210	8,210	8,210	8,189